EXHIBIT 23.1

CONSENT  OF  THE  INDEPENDENT  AUDITOR

Hawkins Accounting Inc., previously registered with the PCAOB, changed its name to R.R. Hawkins & Associates International- a Professional Service Corporation.  The name change was effective with the PCAOB on September 15, 2009.

As  the  independent  auditor  for  PB Capital International, Inc., we hereby consent to the incorporation by reference in this Form 10, pursuant to Section 12(g) of the Securities Exchange Act of 1934, of our report, relating to the  audited  financial  statements of PB Capital International, Inc. as of July 31, 2009 and the related statement of operations, stockholders’ equity and cash flow from date of inception (July 27, 2009) to July 31, 2009.  Our audit report is dated August 7, 2009.

/s/ R. R. Hawkins & Associates International, a Professional Service Corporation
Los Angeles, California
October 1, 2009